UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2008
PAREXEL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
As disclosed on the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2008 (the “June 2008 8-K”), PAREXEL International Corporation (the “Company”), entered into a Credit Agreement dated as of June 13, 2008 (as amended, restated or otherwise modified from time to time, the “New Credit Agreement”), by and among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, and Keybank National Association, as Syndication Agent. The New Credit Agreement includes restrictive covenants, including a limit on the amount of permitted borrowings under the Amended and Restated Credit Agreement dated as of September 18, 2007, among the Company and the other parties thereto (the “2007 Credit Agreement”), which originally was set at an amount of up to $65 million.
On August 11, 2008, the Company, the Administrative Agent, and certain lenders (the “Lenders”) under the New Credit Agreement entered into an amendment and waiver under the New Credit Agreement (the “Amendment”) (i) to increase the amount of permitted borrowings under the 2007 Credit Agreement from an amount of up to $65,000,000 to an amount of up to $72,500,000 and (ii) to waive any Default or Event of Default that may have existed prior to the effectiveness of the Amendment under the New Credit Agreement by virtue of there being borrowings outstanding under the 2007 Credit Agreement in an amount in excess of $65,000,000. Terms used but not defined herein shall (unless the context otherwise requires) have the same meanings as those set out in the New Credit Agreement, which was filed as Exhibit 10.1 to the June 2008 8-K.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 10.2 to this Current Report on Form 8-K.
Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
On August 7, 2008, the Company became aware that as of June 27, 2008 it had been in default under the New Credit Agreement as a result of its incurring indebtedness under the 2007 Credit Agreement which was prohibited under the New Credit Agreement (the “2008 Default”). As described under Item 1.01 above, the Company, the Administrative Agent and the Lenders entered into the Amendment to waive any default that may have existed as a result of the 2008 Default and to amend the New Credit Agreement to allow for indebtedness under the 2007 Credit Agreement in the amount of up to $72,500,000.
As described in the June 2008 8-K, the New Credit Agreement is a five-year term loan and revolving credit facility in the principal amount of up to $300 million, entered into to provide funding to the Company, including funding to ensure that PAREXEL International Holding UK Limited (“BidCo”), a wholly owned subsidiary of the Company incorporated in England and Wales, would have sufficient resources to enable it to satisfy the maximum cash consideration that it may be required to pay under the agreement pursuant to which BidCo will acquire (the “Acquisition”) the entire issued and to be issued ordinary share capital of ClinPhone plc, a company traded on the London Stock Exchange (“ClinPhone”).
The Amendment cured the 2008 Default.
If the 2008 Default had not been cured by the Amendment prior to the completion date of the Acquisition, (i) the Lenders would have not have been obligated to fund the Acquisition, (ii) the financial advisor to the Company in connection with the Acquisition would have been obligated to finance the Acquisition, following which the Company would have had an obligation to reimburse the financial advisor in the amount of approximately $200,000,000, and (iii) a default may have been triggered under the 2007 Credit Agreement, creating an obligation on the Company’s part to pay approximately $70,000,000, the amount due under the 2007 Credit Agreement, including certain related fees and administrative expenses.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
10.2	Amendment and Waiver dated August 11, 2008, by and among PAREXEL International Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain lenders to the Credit Agreement dated as of June 13, 2008 (as amended, restated or otherwise modified from time to time), by and among the Company, certain subsidiaries of the Company, the Administrative Agent, J.P. Morgan Europe Limited, as London Agent, and Keybank National Association, as Syndication Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAREXEL International Corporation
Date: August 13, 2008	By:	/s/ James F. Winschel, Jr.
		Name:	James F. Winschel, Jr.
		Title:	Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.2	Amendment and Waiver dated August 11, 2008, by and among PAREXEL International Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain lenders to the Credit Agreement dated as of June 13, 2008 (as amended, restated or otherwise modified from time to time), by and among the Company, certain subsidiaries of the Company, the Administrative Agent, J.P. Morgan Europe Limited, as London Agent, and Keybank National Association, as Syndication Agent.